Exhibit 99.1

NEWS RELEASE

HECLA REPORTS THIRD QUARTER PRODUCTION RESULTS

Lucky Friday returned to normal operations on October 1 with upgraded ventilation system

FOR IMMEDIATE RELEASE

October 20, 2015

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced preliminary production results¹ for the third quarter 2015.

HIGHLIGHTS

●	Silver production of 2,591,546 ounces.

●	Gold production of 43,635 ounces.

●	Silver equivalent production of 8.7 million ounces.[2]

●	Zinc production of 17,435 tons and lead production of 9,124 tons.

●	Production decision made at San Sebastian project in Mexico and stripping on the Middle Vein has begun.

●

Year-end production expected to be at the high end of the previous estimate of 10.5-11.0 million ounces of silver and 185,000 ounces of gold. Gold production is now expected to be 59,000 ounces at Greens Creek and 126,000 ounces at Casa Berardi.

“Greens Creek continues to drive Hecla’s strong, consistent production performance,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “We expect a considerably stronger fourth quarter, now that the ventilation system has restarted at Lucky Friday and with higher-grade material from the 123 Zone at Casa Berardi. When coupled with the startup of San Sebastian which is underway, we are optimistic about our performance going into 2016.”

Greens Creek

Greens Creek’s third quarter production of 1,992,037 ounces of silver exceeded the third quarter of 2014 by 5.3%, while gold production of 14,376 ounces was 6.3% higher. The higher silver production was a result of higher recoveries and tonnage, partially offset by slightly lower grades. The mill operated at an average of 2,233 tons per day (tpd).

(1)	See cautionary statement regarding preliminary statements at the end of this release.
(2)	Silver equivalent calculations based on the following prices: $17.25 for Ag, $1,225 for Au, $0.90 for Pb, and $1.00 for Zn.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Lucky Friday

Lucky Friday’s third quarter silver production of 592,243 ounces was 39% lower than the third quarter of 2014 due to lower tonnage and grade. A failure of the underground booster reduced the ventilation capacity of the mine, leading to the temporary closure of a higher-grade production stope. Replacement fans are now in operation and Lucky Friday has returned to normal production. In addition, there were 16 days of downtime in the third quarter for planned hoist mechanical maintenance. The mill operated at an average of 715 tpd.

Casa Berardi

Casa Berardi’s third quarter gold production of 29,259 ounces was in line with the third quarter of 2014. The mill operated at an average of 2,262 tpd.

San Sebastian

San Sebastian’s high-grade near-surface material is projected to produce 8.1 million silver equivalent ounces with after-tax cash flow (5% discount rate) of $43 million over its mine life. The Company’s approach at San Sebastian is to minimize capital expenditures ($5.8 million) by using a mining contractor and renting capacity from a nearby mill, which should allow the project to quickly move into production despite the low-price environment.1 This approach reflects the Company’s strategy of seeking to simultaneously grow and create value while maintaining a healthy balance sheet.

The mining contractor has begun stripping on the Middle Vein. The Company expects to be processing ore by year end, and to continue for 18 months, a period that may be extended with additional resources as a result of continued in-fill and exploration drilling.

Production Results

	Third Quarter Ended			Nine Months Ended
	September 30, 2015	September 30, 2014		September 30, 2015	September 30, 2014
PRODUCTION			Increase (Decrease)			Increase (Decrease)
Silver	2,591,546 oz.	2,869,722 oz.	(9.7)%	7,947,293 oz.	7,877,410 oz.	0.9%
Gold	43,635 oz.	42,501 oz.	2.7%	128,977 oz.	132,323 oz.	(2.5)%
Lead	9,123 tons	10,604 tons	(14)%	28,526 tons	30,468 tons	(6.4)%
Zinc	17,435 tons	16,276 tons	7.1%	51,037 tons	50,750 tons	0.6%
Greens Creek (Silver)	1,992,037 oz.	1,890,929 oz.	5.3%	5,884,128 oz.	5,367,249 oz.	9.6%
Greens Creek (Gold)	14,376 oz.	13,524 oz.	6.3%	43,368 oz.	43,464 oz.	(0.2)%
Lucky Friday (Silver)	592,243 oz.	972,994 oz.	(39)%	2,042,436 oz.	2,493,385 oz.	(18)%
Casa Berardi (Gold)	29,259 oz.	28,977 oz.	1.0%	85,609 oz.	88,859 oz.	(3.7)%

(1)

The production, capital and cash flow estimates are derived from the preliminary economic assessment (PEA) that is underway. The PEA is preliminary in nature, and is based on a mineral resource estimate that includes inferred mineral resources (approximately 10% of projected production) that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the PEA will be realized. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Results quoted assume $1,103/oz gold and $15.53/oz silver prices and a 12.5 Peso/Dollar exchange rate. The PEA is expected to be completed by the end of October and the Company does not expect any changes in the PEA to materially affect the potential viability of the project.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Hecla expects to report third quarter financial results on November 4, 2015.

About Hecla

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho, and is a gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in six world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements Regarding Preliminary Results

All measures of the Company's third quarter 2015 operational results are preliminary and reflect the Company’s expected third quarter 2015 results as of the date of this news release. Actual reported third quarter results are subject to management's final review as well as review by the Company's independent registered public accounting firm and may vary significantly from those expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Cautionary Statements Regarding Forward Looking Statements

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements or forward-looking information include statements or information regarding estimates of annual and third quarter of 2015 silver production on a consolidated basis and at each of the Greens Creek and Lucky Friday mines, annual and third quarter of 2015 gold production at Casa Berardi and results of the PEA for San Sebastian. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla and Aurizon Mines Ltd. titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, and for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, and for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled "Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 31, 2014 (the "Casa Berardi Technical Report"). Also included in these three technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (“Guide 7”).  However, the Company is also a "reporting issuer" under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (“NI 43-101”).  NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements.  Such Canadian information is being included here to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of  mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources”, "indicated resources," and "inferred resources" are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law.  Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a "resource” will ever be upgraded to a higher category or will ever be economically extracted.  Investors are cautioned not to assume that all or any part of a "resource” exists or is economically or legally mineable.  Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

For further information, please contact:

Mike Westerlund

Vice President - Investor Relations

800-HECLA91 (800-432-5291)

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

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